Exhibit 99(a)(5)

Rio Tinto's offer to acquire Alcan—employee Q and As

1.     Why is Rio Tinto doing this?

        We believe that the aluminium market fundamentals are very positive.

        The long term trend in aluminium has been one of rising demand. The demand outlook for the next ten years is positive, with expected world demand growth in the next five years of 6.5 per cent.

        In fact, global demand growth over the last four years has been even higher, at 7.7 per cent per annum, which comfortably exceeds the rate of growth in copper demand of four per cent.

        The Alcan business is an excellent fit with Rio Tinto's strategy of creating shareholder value through investing in high quality, low cost, long life assets.

        We are combining Alcan's leading world scale aluminium smelting business with Rio Tinto's major bauxite, alumina and regional aluminium smelting businesses. Rio Tinto Alcan will be a leader in the global aluminium industry with long positions in bauxite, alumina and metal. Rio Tinto's strong balance sheet and project management skills will combine with Alcan's assets to create a strong growth portfolio.

        This acquisition will transform Rio Tinto's aluminium business into a new global leader in the aluminium industry. The enlarged Aluminium product group gives Rio Tinto another global business of scale.

2.     What is the attraction of Alcan?

        Alcan's attraction is its combination of high quality, low cost, and long life assets.

        Alcan has a sustainable cost advantage; in particular it has outstanding access to long life, clean power through hydro energy.

        Its assets, including 22 smelters on five continents, provide broad geographic and customer diversification.

        Alcan has leadership in smelting technology with a proven track record.

        By combining Rio Tinto's aluminium operations (which are strong in the Asian and Australasian regions) and Alcan's operations (which are strong in the North American and European regions), a truly global business will be created.

        Alcan shares with Rio Tinto common values including a commitment to the health and safety of employees, excellence in environmental stewardship and positive engagement with local communities.

3.     Why are we making this move now?

        The outlook for the aluminium sector is strong.

        This opportunity represents an excellent complement of assets and expertise and is occurring at the right point in the aluminium market cycle.

        The Alcan assets are world class and fit within our strategy of acquiring large, long life assets. We have been looking at broad opportunities for growth in the resource sector for some time. With the addition of Alcan's assets, Rio Tinto will be more balanced geographically in the aluminium sector and across the commodity spectrum industry.

        Rio Tinto has an existing exposure to aluminium, but even the most aggressive organic growth programme would see our industry position erode over time.

4.     When will we know if the acquisition is successful?

        There is a detailed process to be followed before the transaction is completed and it will be subject to Alcan and Rio Tinto shareholder approval as well as regulatory approvals in several jurisdictions and other conditions. It is anticipated the transaction will be complete in the last quarter of 2007.

5.     What will this mean for employees at Rio Tinto?

        A senior level transition team is being established to plan and implement operational integration within Rio Tinto Alcan.

        We will ensure that appropriate processes, including consultation and engagement, are put in place for any employees who are subject to change once integration begins, providing the transaction is successful.

6.     This is a massive transaction, how will Rio Tinto ensure a smooth transition bringing the two companies together?

        A senior level transition team is being established to plan and implement operational integration.

        The objectives of the transition team are to:

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  Implement a strategy and plan that delivers on the benefits of merging Rio Tinto and Alcan

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  Ensure the safety and welfare of employees at Rio Tinto and Alcan is considered in their decisions and plans

        A communication process will be an important element of the work of the transition team.

7.     How long will it take to structure the new organisation and make all of the changes that are required?

        This is a major acquisition for Rio Tinto and there will be some change associated with bringing two substantial organisations together.

        At this early stage it is impossible to provide an accurate assessment of how long the transition will take.

        It is important to remember that the transition will not commence until after all approvals for the transaction are secured. It is anticipated the transaction will be complete in the last quarter of 2007.

IMPORTANT INFORMATION:

        The offer to purchase all of the issued and outstanding common shares of Saturn (the "Offer") is being made by RT Canada Acquisition Corp. (the "Offeror"), a wholly-owned indirect subsidiary of Jupiter.

        This communication is for information purposes only and does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security. The Offer (as the same may be varied or extended in accordance with applicable law) will be made exclusively by means of, and subject to the terms and conditions set out in, the offer and takeover bid circular to be delivered to Saturn and filed with Canadian provincial securities regulators and the United States Securities and Exchange Commission (the "SEC") and mailed to Saturn shareholders.

        The release, publication or distribution of this communication in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this communication is released, published or distributed should inform themselves about and observe such restrictions.

        In connection with the Offer, Jupiter will be filing with the Canadian securities regulatory authorities and the SEC an offer and takeover bid circular as well as ancillary documents such as a letter of transmittal and a notice of guaranteed delivery and Saturn is expected to file a directors' circular with respect to the Offer. Jupiter will also file with the SEC a Tender Offer statement on Schedule TO (the "Schedule TO") and Saturn is expected to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"). SHAREHOLDERS OF SATURN ARE URGED TO READ THE OFFER AND TAKEOVER BID CIRCULAR (INCLUDING THE LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY), THE SCHEDULE TO (INCLUDING THE OFFER AND TAKEOVER BID CIRCULAR, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9 AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER.

        The offer and takeover bid circular as well as other materials filed with the Canadian securities regulatory authorities will be available electronically without charge at www.sedar.com. The Schedule TO and the Schedule 14D-9 will be available electronically without charge at the SEC's website, www.sec.gov, after they have been filed. Materials filed with the SEC or the Canadian securities regulatory authorities may also be obtained without charge at Jupiter's website, www.jupiter.com.

        While the Offer is being made to all holders of Saturn common shares, this communication does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Jupiter may, in its sole discretion, take such action as they may deem necessary to extend the Offer in any such jurisdiction.

        The Offer will be made to holders in Belgium of shares and/or certificates admitted to trading on Euronext-Brussels (the "IDRs"). A Belgian supplement, addressing issues specific to holders of shares and/or IDRs in Belgium (the "Belgian Supplement") is expected to be approved by the Belgian Banking, Finance and Insurance Commission. Once such approval has been obtained, the offer and takeover bid circular can be made available in Belgium to holders of shares and/or IDRs together with the Belgian Supplement.

        The Offer will be made to holders in France of shares admitted to trading on Euronext-Paris.

        An announcement including the main information relating to Jupiter's Offer documents will be prepared and released pursuant to article 231-24 of the AMF General Regulation and will contain information relating to how and in which time limit Saturn shareholders residing in France can accept this Offer.

Forward-looking statements

        This communication contains statements which constitute "forward-looking statements" about Jupiter and Saturn. Such statements include, but are not limited to, statements with regard to the outcome of the proposed Offer, any statements about cost synergies, revenue benefits or integration costs, capacity, future production and grades, projections for sales growth, estimated revenues and reserves, targets for cost savings, the construction cost of new projects, projected capital expenditures, the timing of new projects, future cash flow and debt levels, the outlook for minerals and metals prices, the outlook for economic recovery and trends in the trading environment and may be (but are not necessarily) identified by the use of phrases such as "will", "intend", "estimate", "expect", "anticipate",

"believe" and "envisage". By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and may be outside the control of Jupiter or Saturn. Actual results and developments may differ materially from those expressed or implied in such statements because of a number of factors, including the outcome of the proposed Offer, revenue benefits and cost synergies being lower than expected, integration costs being higher than expected, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Jupiter's most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC or Saturn's most recent periodic reports on Form 10-K, 10-Q or 8-K filed with the SEC (as the case may be). Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements.

        Nothing in this communication should be interpreted to mean that the future earnings per share of Jupiter will necessarily match or exceed its historical published earnings per share.

        Other than in accordance with their legal and regulatory obligations (including, in the case of Jupiter, under the UK Listing Rules and the Disclosure and Transparency Rules of the Financial Services Authority), neither Jupiter nor Saturn is under any obligation and each of Jupiter and Saturn expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.